UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM  8-K

CURRENT  REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)	June 29, 2007

Microfield Group, Inc.
(Exact name of registrant as specified in its charter

Oregon	000-26226	93-0935149.
(State or other jurisdiction of incorporation)	Commission file number	(IRS Employer Identification No.)

111 SW Columbia, Suite 480, Portland, OR	97201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(503) 419-3580

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On June 29, 2007, the Board of Directors of Microfield Group, Inc. (“MICG”) appointed John P. Metcalf to serve on its Board of Directors, effective immediately.  In connection with his appointment, Mr. Metcalf was granted a common stock option to purchase 50,000 shares of MICG common stock at the market closing price of $0.94 per share.

Mr. Metcalf has been senior vice president of administration, chief financial officer, and corporate secretary of ESI, Inc. since September of 2006.  He joined the ESI, Inc. from Siltronic Corporation, where he served as vice president of finance and administration, and CFO since 2004.  Prior to joining Siltronic, Mr. Metcalf spent over 17 years serving as CFO of various companies, including Zight Corporation, WaferTech, Siltec Corporation, and Oki Semiconductor.  Earlier in his career he held several management positions at Advanced Micro Devices.  Mr. Metcalf is also presently serving on the Board of Directors and is Chairman of the Audit Committee for ParkerVision, Inc.  He is also a partner of Tatum LLC, a national executive services and consulting firm.  Mr. Metcalf holds an M.B.A. in finance as well as a B.S. in business and marketing, both from the University of California, Berkeley.

There is no arrangement or understanding pursuant to which Mr. Metcalf was selected as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 5, 2007.

Microfield Group, Inc.

/s/ A. Mark Walter
A. Mark Walter, President